Exhibit 99.1

Wave Postpones Reporting of Q4 Results and

Conference Call Due to Delay in Completing its Form 10K

Lee, MA—March 14, 2012—Wave Systems Corp. (NASDAQ: WAVX) announced today that it is postponing its fiscal-year 2011 financial results announcement and related conference call that were originally scheduled for this afternoon.  Wave has made a determination that there are certain accounting errors in the financial statements of its subsidiary Safend Ltd. (acquired by Wave September 22, 2011) for the 2009 annual period, the 2010 annual period and the interim six-month period ending on June 30, 2011. Wave requires more time to complete its assessment of these errors and the preparation of the company’s fiscal 2011 financial results and Form 10K, particularly the consolidation and related purchase accounting for Safend Ltd. Wave will be filing a report on Form 8-K providing additional details.

As a result of the delay, Wave also expects to file a 15-day extension (Form NT 10-K) for the filing of its annual report on Form 10-K which is due on March 15, 2011. Once the financial statements are finalized, Wave will announce a new date for its Q4 news release and conference call and will file its Form 10-K.

About Wave Systems

Wave Systems Corp. reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves.  Wave has been a leading expert in this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Contact:

Wave Systems Corp.	Investor Relations

Gerard T. Feeney, CFO	David Collins, Jennifer Neuman

413-243-1600	212-835-8500

wavx@jcir.com

#   #  #